Exhibit 99.1

CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. – EVP & CFO

CONFERENCE CALL PARTICIPANTS
Bill Crow Raymond James & Associates, Inc. - Analyst
Jeff Donnelly Wells Fargo Securities, LLC - Analyst
Ian Weissman Credit Suisse - Analyst
Chris Woronka Deutsche Bank - Analyst
Shaun Kelley BofA Merrill Lynch - Analyst
Rich Hightower Evercore ISI - Analyst
Wes Golladay RBC Capital Markets - Analyst
Lukas Hartwich Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2015 Strategic Hotels & Resorts earnings conference call.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. As a reminder, this call is being recorded for replay purposes.

Now I would like to turn the call over to Jon Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts first quarter 2015 earnings conference call. Our press release and supplemental financials were distributed earlier this morning and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site with the replay of today's call also available for the next month.

Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning everyone. As you might imagine, we are very pleased with another excellent quarter of operating and financial results, and pleased as well with the acquisition of the Four Seasons Austin, which will add another world-class asset in a rapidly growing market to our already industry-leading portfolio. We have much to talk about during today's call as our team is executing on our strategy very successfully on multiple fronts.

I will review our first quarter operating results, which are highlighted by a tremendous 12% increase in RevPAR, and impressive growth in both EBITDA and FFO per share. I'll discuss our rationale and value creation proposition around our newest acquisition, and discuss recent trends in the business and the outlook for our portfolio for the remainder of the year.

Diane will talk about our impressive results in some detail, as well as discuss some important steps we are taking to further strengthen the balance sheet, which includes our recently announced sale of the Hyatt Regency in La Jolla. She will also provide details on our updated guidance ranges for 2015, which we have increased for all of our key reported metrics.

We had an exceptionally strong first quarter, highlighted by a 12.2% growth in RevPAR for the Total US portfolio and EBITDA margins that expanded 310 basis points year over year, after adjusting for a couple of one-time real estate tax credits received in the first quarter, which, in turn, led to an 80% increase in comparable EBITDA and over a 200% increase in FFO per share.

We saw broad-based strength across the portfolio, as nine of our 17 domestic assets had RevPAR growth of 15% or higher, which reflected a continuation of the trend we reported in the first quarter of last year when poor weather in the Northeast and Midwest benefited our California and Scottsdale Resort properties.

Average daily rates for the quarter increased over 7%, primarily driven by a very strong 8.5% increase in group rates. For example, group rates were particularly strong at the Four Seasons in Silicon Valley where favorable market dynamics and an aggressive rate-setting strategy led to a 14% increase in group rates, as well as the Four Seasons at Troon which increased group rates 16% as the entire Scottsdale market benefited from hosting the Super Bowl and the Waste Management Phoenix Open golf tournament on the same weekend in early February.

Over that Super Bowl weekend, the Four Seasons Troon in Scottsdale achieved nearly $1,000 ADR for a four night required minimum stay, and the Fairmont Scottsdale Princess had its highest volume month in the history of the hotel with over $14 million of revenue in January.

Transient ADR also increased a healthy 6% as resort rates increased 10% for the quarter, driven by strong increases in both the Scottsdale and Southern California markets, as well as at the Four Seasons Jackson Hole which had another fantastic ski season, getting more snowfall than any other major ski market in the US.

On top of the more than 7% overall rate growth, total occupied room nights for the quarter increased 5% compared to the first quarter of last year, which included a 6% increase in occupied group room nights and a 3% increase in transient room nights. Group demand was particularly strong in the first quarter at the Westin St. Francis and at our Southern California and Scottsdale resorts.

Non-rooms revenue for the portfolio increased 9.7% for the quarter leading to a 10.9% increase in Total RevPAR year over year or $455.11 of revenue on average for every room, every night in our portfolio. Banquet revenues were up 11% year over year, in part driven by the large increase in group demand. Revenue at our outlets increased 9% led by an incredible 34% increase at our Toro Toro restaurant at the InterContinental in Miami. Our numbers in the first quarter were truly impressive.

Let me spend just a few minutes addressing a couple of the higher profile topics the industry faced in the first quarter and will continue to deal with for the remainder of the year.

First, the relative struggles of the New York market have been well documented, and the first quarter was particularly tough for the market coming off of difficult year-over-year comparison with the Super Bowl and a large non-repeat citywide convention in the first quarter of last year. As a market, New York was down around 4% in RevPAR for the first quarter.

At the Essex House, our RevPAR declined a little under 2% for the quarter. While that was clearly not in line with the robust performance we saw in the rest of the portfolio, we were quite pleased with only a 2% rate decline against a comp set that declined nearly 11% for the quarter. We've talked to you frequently about the challenges New York is having pushing rates higher, particularly as the market absorbs the new supply, and these challenges will undoubtedly persist. We're encouraged, however, that our rates have held up the best amongst our comp set so far this year. As the market begins to recover, we believe we are poised to continue to gain market share.

We're also watching very closely the trends in international travel across the portfolio and the potential impact of the strengthening US dollar. As you would expect, in our portfolio, New York, Washington D.C., San Francisco and Miami have the biggest concentration of international travelers, and we do get some non-domestic summer business at the Loews Santa Monica. Generally, we've seen very little, if any, fall off in demand from the markets exposed to some level of international demand. We'll continue to watch it closely with our operators, particularly over the summer, when we have a larger component of wholesale European business, but for the time being, we do not expect this to have a material impact on our results this year.

This morning we announced that we signed a contract to purchase the Four Seasons in Austin for $197 million. The Four Seasons is the premier hotel in Austin and one of the few luxury assets in the market, with the best location in Austin sitting on 2.3 acres overlooking Lady Bird Lake. It is in the heart of the vibrant Austin CBD, located one block from the convention center and within walking distance of the University of Texas and the Texas State Capitol building.

The hotel has 291 guestrooms and includes 28 suites, 18,000 square feet of indoor meeting space and a 5,500 square foot spa. The hotel underwent a guestroom renovation in 2014, which dramatically upgraded the quality of the bathrooms and replaced some of the case goods in the bedrooms. As part of our underwriting, we've allocated another $5 million in capital to continue to upgrade the guestroom product, including a focus on the suites. We believe there are some real ROI opportunities to improve the public spaces and food and beverage outlets, as we have done in some of our other Four Seasons hotels.

We are still in the very early process of our planning here but are extremely excited about continuing to invest in the asset to enhance its already market-leading position. Its current RevPAR index is an impressive 146%. The hotel is forecasted to earn $15.4 million of EBITDA and $13.2 million of NOI in 2015, which implies a very attractive 12.8 times EBITDA multiple and a 6.7% capitalization rate on our acquisition price. We anticipate the transaction will close in the next couple of weeks and for our period of ownership over the last roughly seven and a half months of the year, we expect the hotel to contribute approximately $8.5 million of EBITDA to the Company's financial results.

As you probably know, Austin is one of the fastest-growing markets in the country and is expected to continue to be one of the highest-growth markets over the next several years. It has an extremely diverse economy, which is a real positive, as other parts of Texas grapple with falling oil prices. The market has strong financial and technology sectors, an emerging biotech and healthcare industry, and a significant government presence as the capital of the second most populous state and home to one of the top 10 largest universities in the country.

We're obviously aware of the new hotel supply coming into the Austin market and particularly in the higher-end chain scales, including the new 1,000 room JW Marriott which just opened in March. We became comfortable with this risk, in part, because this rapidly growing market is underserved from a luxury and conference hotel perspective. We believe, as do most other market experts, that the addition of the JW Marriott will help drive incremental city-wide business that cannot currently be hosted given the lack of quality hotel supply.

More importantly, we believe the price we paid for the asset, at nearly a 7% cap rate for a luxury asset in one of the strongest markets in the country, together with the long-standing reputation of the Four Seasons brand, and our asset management initiatives, will help insulate the Four Seasons from any pending supply increase.

Last week, we also announced we've entered into a contract to sell the Hyatt Regency La Jolla for $118 million, which, as you'll recall, we own a 53.5% ownership stake in a joint venture with GIC. We have highlighted this in the past as a non-core asset and potential disposition candidate, and we are thrilled to be able to transact at what equates to approximately a 4.5% cap rate and 18 times multiple based on the trailing 12 months of NOI and EBITDA, respectively. These numbers are skewed by some displacement we incurred last year during the renovation, but even on the hotel's 2015 budget, the purchased price equates to just under a 5% cap rate.

The joint venture currently has approximately $89 million of debt securing the property so the sale will generate approximately $15 million of free cash flow to the Company, and given that it was a highly levered asset, will reduce our overall corporate leverage by about 0.2 times EBITDA. While the asset was one of our best performing hotels in the first quarter, given it was coming off an easy comparison from the renovation of the first quarter of last year, the hotel has always been one of the Company's lower RevPAR assets, running about 50% of the portfolio average in 2014.

So, combined, we believe our two transactions continue to upgrade the overall quality of our portfolio and, of course, we were happy to be a buyer of a luxury asset in a top urban location at nearly a 7% cap rate and a seller of an upper-upscale asset in a non-core market at a 5% cap rate.

And these deals are in addition to our previously announced acquisitions of the Four Seasons in Scottsdale and the Montage Laguna Beach. I'm happy to report that both of those assets are ahead of our underwriting projections and the Montage had its best February and March in the history of the hotel. We have truly enjoyed the early stages of building our relationship with the Montage brand and its team, who are undoubtedly one of the best luxury operators in our business, as we collaborate to enhance what is already a spectacular asset.

In terms of outlook, we increased our guidance ranges this morning to reflect our strong first quarter results and outlook for the remaining three quarters of the year. I'll let Diane walk you through the specifics of our guidance, but from a RevPAR perspective, we are increasing our forecasted growth rate from 5% to 7% to between 6% and 8% for the full year in our Total US portfolio, as well as increasing our guidance ranges for our other earnings metrics.

While we remain very optimistic about our outlook for the year, as we've mentioned in the past, we do see some risk in the back half of the year on the group side, specifically at the Westin St. Francis as the San Francisco market deals with the disruption of the Moscone Center renovation and expansion. Group room nights for 2015 are down slightly compared to the same time last year, largely because the St. Francis, our largest group hotel, is down approximately 12% for the year and concentrated entirely in the last two quarters of the year.

Excluding the Westin St. Francis and the to-be-sold Hyatt Regency La Jolla, group room nights on the books are up about 1% in 2015 and rate is about 4% higher on those rooms. Our early read on 2016 is also very encouraging as room nights currently on the books are up nearly 13% compared to where we were in future bookings at the same time last year. Although it's still a little early to get too excited about the percentages when talking about 2016, we are clearly headed in the right direction for next year. The Scottsdale market in particular is forecast to have a tremendous group year in 2016.

With that, I'll turn the call over to Diane to walk you through the quarter and the balance sheet in more detail. Diane.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you, Rip. Good morning, everyone.

This morning we reported first quarter Comparable EBITDA of $74.1 million compared to $41.2 million in the first quarter of 2014, which is an 80% increase, and FFO per share of $0.20, was over a 200% increase from the first quarter of last year. Both of these metrics were significantly ahead of consensus estimates so let me walk you through a few of the main drivers of our year-over-year growth.

Between both acquisitions and dispositions, we completed six transactions over the course of 2014 and the first quarter of this year, including the buyout of our JV partners’ interests at the Hotel del Coronado and the Fairmont Scottsdale Princess, as well as the purchase of the two new hotels at the Four Seasons Troon and the Montage Laguna Beach. Combined, these assets added about $30 million of incremental EBITDA compared to the first quarter of last year.

That was partially offset by the disposition of both the Four Seasons in Punta Mita and the Marriott London Grosvenor Square which, combined, contributed approximately $6.5 million of EBITDA to our first quarter 2014 results. Therefore, our net transaction activity added approximately $23.5 million of Comparable EBITDA, with the rest of our year-over-year increase coming from organic growth in the same store portfolio and offset by slightly higher G&A expense.

Our FFO results were a function of our accretive acquisition activity and were also aided by the final redemption of $290 million of preferred equity that saved us over $24 million of annual preferred dividend payments, as well as our refinancing activity that lowered our overall borrowing cost. Rip covered most of the details of our first quarter results, but we were obviously thrilled with the strong growth we saw across the portfolio which clearly exceeded our expectations going into the year.

We had three hotels under renovation in the first quarter of this year and displacement related to this work resulted in a roughly 9% decline in RevPAR at the Loews Santa Monica and an 8% decline at the InterContinental Chicago. Occupancy at the Ritz-Carlton Half Moon Bay, which also completed a guestroom renovation in the first quarter, declined over 5 percentage points but was more than offset with a 13% increase in ADR.

At the Loews Santa Monica, we completed a transformation of the pool deck area that was fairly noisy and disruptive, leading to the decline in RevPAR. However, the pool project is now complete and is a significant improvement to the overall guest experience at this beach front resort. We typically run a high 80s occupancy at the hotel so this work displaced about 2,600 room nights in the quarter and approximately $1.5 million of revenue.

We scheduled the renovation of the South Tower rooms at the InterContinental Chicago for the slower winter months, but nonetheless, the project lowered our occupancy for the quarter by over 7 percentage points. We're pleased to report that the renovation is complete and the upgraded room product has been extremely well received.

As you will recall, we had some significant displacement in our first quarter numbers from last year as we were completing guestroom renovations at both the Westin St. Francis and Hyatt Regency La Jolla, which partially led to RevPAR outperformance at these two hotels this quarter.

From a profitability perspective, our strategy to push rate and maintain cost controls continues to result in excellent flow through and margin expansion. Our 11% increase in total revenue for the quarter flowed through to GOP at a favorable 63% and led to a nearly 500 basis point expansion in EBITDA margins. We also received two real estate tax credits in the first quarter totaling roughly $5.9 million, at the Hotel del Coronado and the Westin St. Francis, relating to previous tax years. Excluding these two credits, our EBITDA margins still expanded a robust 310 basis points.

We discussed on our fourth quarter conference call the significant balance sheet activity that we completed in 2014 that greatly enhanced the structure of our balance sheet and lowered our overall cost of capital. Given the continued strength of the capital markets and the ongoing improving performance of our assets, we are now in the process of taking further steps to improve the balance sheet by lengthening our maturity schedule, lowering our interest rates further and creating greater borrowing flexibility and capacity.

In early April, we retired the $117 million loan encumbering the Fairmont Scottsdale Princess with cash on-hand and released $15 million of cash that was trapped in that loan structure. This payoff created a large unencumbered asset. Let me caveat the remainder of this discussion by saying that these projected financing transactions are still in process, and although we cannot guarantee completion, we are confident there is a high likelihood of success related to the financing activity we have underway.

One of our primary objectives in looking at how to enhance our already dramatically improved balance sheet was to provide greater overall flexibility and migrate toward more of a true unsecured borrower. Therefore, we are currently negotiating a $650-million, unsecured corporate credit facility that would significantly increase our borrowing capacity, while also marginally lowering our borrowing cost.

This new five-year term facility will require a pool of unencumbered assets, which will include four of the five assets that are collateral to our existing credit facility, including the Ritz-Carlton Laguna Niguel, the Four Seasons in both Jackson Hole and Silicon Valley and the Marriott Lincolnshire. We will also include the recently unencumbered Fairmont in Scottsdale, as well as the Four Seasons at Troon which we purchased with all equity in December of last year.

Finally, we plan to pay off the cross-collateralized loans encumbering the Westin St. Francis and Fairmont Chicago to include those assets in our pool of unencumbered assets as well. Combined, the Westin St. Francis and Fairmont Chicago secure a little over $300 million of debt, which makes those loans dramatically over collateralized and priced well above market at a fixed interest rate of 6.09%. While the prepayment comes with a meaningful yield maintenance penalty, we believe we will recapture most of that penalty through interest savings over the remaining life of those loans that are scheduled to mature in June 2017.

We are planning to separately finance the Ritz-Carlton Half Moon Bay as a stand-alone property-level mortgage and are also in the preliminary stages of evaluating the refinancing of the Hotel del Coronado to extend the maturity of that loan and lower the overall blended cost in an attractive fixed interest rate. Pro forma for all this activity, we would increase our weighted average maturity date by over 2.5 years and our next loan maturity would not be until June of 2019.

Combined, on a pro forma basis, this activity would save the Company approximately $13 million in annual cash interest expense and provide us far greater flexibility and capacity going forward. We will issue press releases as we successfully close these transactions in the coming weeks.

Our credit facility today is currently completely undrawn, and we have full access to the $300 million of capacity, in addition to having approximate $45 million of unrestricted corporate cash and another $85 million of unrestricted cash at the hotel level. We intend to initially fund the purchase of the Four Seasons Austin primarily with a draw on the credit facility and will subsequently evaluate property-level financing options. As I mentioned, we are in the process of expanding the capacity of our facility, and we do not feel that funding this asset initially primarily with debt puts any undue strain on our balance sheet.

As you will recall, we raised approximately $250 million of common equity in December of last year, which was partially executed to give us some capacity to pursue acquisition opportunity. The purchase of the Four Seasons Austin will take our leverage up marginally by approximately 0.4 times, but this will be partially offset by the sale of the Hyatt Regency La Jolla.

We still forecast our net debt to EBITDA to be in the mid four times range by the end of the year, which is well within our stated range of 3 to 5 times Net Debt to EBITDA. In addition, the retirement of all of our remaining expensive preferred equity over the last year materially improved our overall leverage position. We intend to stay very disciplined with the balance sheet and manage our leverage at a prudent level. Including the marginal increase in debt from the Four Seasons Austin acquisition, our pro forma debt is still only 33% of our total enterprise value.

So, in summary, we are very comfortable with the strength of our balance sheet today, feel we are appropriately levered at this point in the cycle and believe the transactions we are pursuing will only serve to further enhance shareholder value.

As Rip mentioned, we are increasing our guidance ranges for RevPAR, Total RevPAR, EBITDA margin expansion, as well as Comparable EBITDA and FFO per share. For simplicity, we are only providing guidance for our Total US portfolio, which includes our recent acquisitions of Four Seasons Troon, Four Seasons Austin and Montage Laguna Beach, but excludes the Hyatt Regency La Jolla, which is scheduled to be sold by the end of May.

For the total portfolio, we expect RevPAR growth to be in the 6% to 8% range. The Hyatt Regency La Jolla was forecasted to be one of the better performing assets this year given the easy comparison to the renovation year in 2014. This hotel alone was projected to increase our year-over-year portfolio RevPAR growth by approximately 50 basis points. So the 1% increase to our RevPAR growth guidance range is actually closer to 150 basis points when you factor in the sale of the Hyatt Regency La Jolla.

Similarly, we are increasing our Total RevPAR growth range 50 basis points to 4.5% to 6.5% and our margin expansion guidance by a full 50 basis points. EBITDA margins are projected to increase between 125 and 175 basis points. We are increasing our Comparable EBITDA range by $20 million to be between $320 million and $340 million for the full year. This includes both the acquisition of the Four Seasons Austin, which we expect to add $8.5 million of EBITDA in our period of ownership in 2015, and the disposition of our share of the Hyatt Regency La Jolla, which will reduce EBITDA by roughly $3 million for the remaining portion of the year.

So these transactions increased our guidance by a little over $5 million on a net basis, which implies the remaining $15 million increase in guidance is the result of better than expected first quarter results and our outlook for the remainder of the year. We forecast FFO to be between $0.85 and $0.93 per share for the full year. We should note that our FFO guidance does not yet include any benefit from the ongoing refinancing activity that I just described, and we will update guidance accordingly as transactions are closed.

With that, we'd now like to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Bill Crow, Raymond James. Please proceed.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Diane, can we start with the guidance? You said that the balance after the changes, et cetera, in the portfolio came from the first quarter outperformance and the balance of the year outlook. So you didn't give guidance for the first quarter. We were all kind of guessing at what that might be. Could you maybe quantify how much the first quarter results beat your internal expectations and then what changed for the balance of the year?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Bill, as I said, we walked through exactly what the ins and outs of the first quarter were, so we think consensus was clearly not calculating all those changes from acquisitions and dispositions. The first quarter, though, is projected to be our strongest quarter for the year. Something to keep in mind is, if you pro forma include as if we owned the Four Seasons Austin the whole first quarter and we sold the Hyatt Regency at the beginning of the year versus when we're selling it in May, our RevPAR growth would have been about 10.5% versus the 12%. So that's part of what's skewing first quarter.

Again just across the board, particularly in resorts, we just had much higher results particularly, and again in out-of-rooms spend. Our out of room spend, our F&B is up in the low teens and actually is above peak even though group room nights are still about 7% this year below peak. So it was just a combination of things that the outperformance came from. And again, for the balance, we're very comfortable in the 6% to 8% guidance range, again including Austin and excluding Hyatt Regency La Jolla. The quarterly RevPAR growth obviously will be lower than what we experienced in the first quarter.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Right, okay. Rip, the valuation metrics on the Austin acquisition are higher or better than what we would have otherwise guessed. Could you talk about maybe the acquisition environment in that market? Were the typical bidders involved? Cascade and others? Maybe what is that higher cap rate? What should that be telling us about growth prospects for that asset versus maybe the rest of your portfolio?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we're thrilled with the acquisition. I think the higher cap rate is clearly a reflection of the supply coming into the market and what your relative sense about how that's going to affect this asset. Our view is that because of its location and its historic outperformance in the market, that the fact that something like the JW Marriott comes or the new Fairmont that's going to come is actually going to bring additional incremental business and pretty much the luxury hotel in the market will continue to benefit from that increased demand, if you will.

I had dinner the other night with a couple of industry professionals who shared our view that the continued growth in the market is going to absorb this supply in ways that I think other people are potentially scared about. But this is an asset like the other four Four Seasons that we have, where we really believe that there are some things that we can do here on the F&B side as we mentioned in the script. We think we were fortunate to be able to take advantage of some of the dynamics here and believe that this market is going to be strong for a long time to come.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

The city of Austin, Bill, is planning or hoping to expand the convention center even further which clearly will help support the supply in the overall market.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Yes. One more and then I'll jump off. Rip could you talk about your view on the cycle and maybe how much more time you think you have to acquire assets and whether your underwriting is changing at all given that we're a little bit further or deeper into the cycle?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well it will continue to be very disciplined. We aren't seeing great impediments at this point. So we think we've got several more years. Clearly, we've got some resistance due to the fact that our stock price is down a little bit. So we won't want to go buy a lot of stuff with all debt going forward and get into a leverage position we're not comfortable with. So we've got some headwinds there. We are still looking at some assets that we think could be attractive. But I'd say that we are probably at this point more cautious than we were the last time you and I spoke.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Great, thank you very much. Good quarter.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thanks, Bill.

Operator

Your next question comes from the line of Jeff Donnelly, Wells Fargo. Please proceed.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

Building on maybe one of Bill's questions, and maybe it's more a modeling related question. Do you happen to have handy your full year 2014 RevPAR for the Company including Troon, Austin and Montage but excluding La Jolla? We're trying to come up with a comparable for full year RevPAR, to benchmark you guys off of going forward.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Jeff, we'll follow up on that because we don't have those numbers at our hands because obviously they weren't in our 2014 numbers.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Jeff, Jon will give you a call. That's a very interesting question, but we'll figure it out and call you.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

Okay. And then maybe for you, Rip. I'm curious. You're a former Starwood guy and the company is out there trying to monetize some of its real estate portfolio. Are there assets on the market today or that could come to market that might be a good fit for you guys where you stand a chance of acquiring them or do you think there’s little likelihood of success there?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, I actually believe that Starwood will follow through on marketing. My personal belief is that they've stated they're going to do it and they'll do it. So to the degree that they've got assets that fit the description of what it is that we're interested in, we have raised our hand in the past and will continue to raise our hand and say we'd be interested. In terms of timing, I think it's we'll see. But if they are luxury assets, we have substantial interest.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

Are there any out there today though that you're looking at or is it not yet?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We don't comment on the stuff that we're looking at until it materializes, so we'll see.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

And one last question. I recognize there's certainly a difference between the properties, but I'm curious if you can compare and contrast the acquisition process at Austin with the disposition process at the Hyatt La Jolla? I'm just curious where there might have been notable differences either in how deep do you think the buyer universe was or how people were underwriting them?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well I think that California clearly has got an enormous amount of attention. So we think that the demand for anything in that market, I think is strong. And I think that reflects the price at which we were able to transact and we're very pleased about that. And as we talked about, the Austin market has the headwinds of supply but the very interesting business dynamic and growth that's probably as good as any urban market in the country today.

So I think that people are probably a little more comfortable with the California market than they were the Austin market given Texas and the oil headlines and all that kind of stuff, but we think we won on both transactions.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

I'm curious actually in the case of the Hyatt, what was the profile of the buyer universe and were they predominantly leverage driven? I'm curious about who showed up.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well it was a fairly -- it wasn't a huge market and some of it was a little off -- some of it was sort of off market. We had people coming to us directly because we had talked about selling the asset for some time. So that being public knowledge, we had a couple of folks that knew us well that came and were pretty aggressive and we think that resulted in a good transaction.

Jeff Donnelly - Wells Fargo Securities, LLC - Analyst

Okay. Great, thank you.

Operator

Your next question comes from the line of Ian Weissman, Credit Suisse. Please proceed.

Ian Weissman - Credit Suisse - Analyst

A quick follow-up question on the Four Season Austin. I know that asset traded hands a few years ago. Do you know what the price that asset traded at? I'm trying to get a sense of asset growth in Austin over the last several years.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

I'm trying to check here. I don't think we know what the price was. I don't think it was public.

Ian Weissman - Credit Suisse - Analyst

Right. And now does that asset need any capital or is it through its renovation cycle?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, as we said, they renovated it in 2014. They did a lot of the heavy lifting. They did the bathrooms. It's our view, and we put $5 million in our own underwriting to come in and spruce up the suites, especially a little bit of FF&E in the rooms. But overall, it's in very good shape. The part of what we're excited about is we think that there's some upside in common areas and in the F&B, like we have done in assets like DC, where we brought some incremental food and beverage revenue.

Given its view of the lake and its location, the city leaders come here a lot. This is the place to go. So we just want to make that more attractive. And as the market is growing and some of the supply comes, we want to be the place that everybody wants to go from an F&B perspective.

Ian Weissman - Credit Suisse - Analyst

And is there also a margin story here or is it really just enjoy the uplift of the market?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

There's probably 50 to 100 basis points in margin here. It's not huge. Four Seasons has been doing a pretty good job there, but with a little focus, we think there's some margin expansion.

Ian Weissman - Credit Suisse - Analyst

Okay. And how many other non-core assets are in your portfolio that you are either actively marketing for sale or think about marketing for sale?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We got the Marriott Lincolnshire which is the remaining what we call non-core asset. We've got a couple guys sitting in the room whose bonus depends on its successful sale this year, so the incentives are good. So we hope to book that one.

Ian Weissman - Credit Suisse - Analyst

Good luck, Jon.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

And we've got a piece of land in Mexico that's clearly a non-core asset that we are marketing as we speak. So those are the two assets that are on the market.

Ian Weissman - Credit Suisse - Analyst

And just one final last question. What is the plan to reinstate the dividend at this point? My thought is that you guys have eaten through much of the NOLs, so I want to get a sense of what a run rate would be for the dividend this year.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, your assumption that we're about through the NOLs is not accurate. So we've got a pretty good runway. The NOL is still pretty sizable. I think we're still in a place where we would believe that taking the cash flow from the enterprise and prioritizing paying down our debt, and potentially, if there's something else that's really interesting out there, using some of that for acquisitions is probably the first two priorities for the moment. We think we create a lot more value doing that. The dividend is clearly important. Clearly we need to do it, but I think that it's probably still a little ways out.

Ian Weissman - Credit Suisse - Analyst

And what's the balance of the NOLs?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

We don't disclose the level of our NOLs, but we wouldn't burn through those for potentially a few years. But that's not necessarily going to be, as Rip said, the deciding factor. It's really more what kind of excess cash flow are we creating and what is the best use of that?

Ian Weissman - Credit Suisse - Analyst

Got you. Okay, thank you very much.

Operator

Your next question comes from the line of Chris Woronka, Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

I wanted to go back to Austin for a second, and I would agree with you, it's a pretty dynamic market. Was one of the things you looked at -- did you look at what happened in Washington with the Marriott Marquis relative to your Four Seasons and maybe get some comfort that there's maybe some potentially near-term impact but in the long run, it still makes a lot of sense? Did you guys look at that as a guide or is it not similar enough?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, we actually did forecast internally a couple points in occupancy decrease over the next couple of years as the supply comes on. We think we can -- we're going to try hard to hold the rate. But we do see occupancy coming down at least conservatively in the next couple years. So I guess you would say that it's somewhat similar.

Chris Woronka - Deutsche Bank - Analyst

Okay, fair enough. And then wanted to ask you about the Four Seasons Jackson Hole and Silicon Valley. You guys have done really well in that trade, and I think the sellers have done well also. I think with the Silicon Valley property, you've more than doubled EBITDA and Jackson Hole is up nicely as well. Do you at some point, do you think of -- I wouldn't say flipping -- you've owned them for over three years now, but at some point do you get an offer that's maybe too good to turn down and you ring the cash register on those or what's your longer term thinking?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well those assets are growing really nicely at the moment. So, as we have shown with Punta Mita, that when we get a great offer, we're willing to take it. So if somebody came in with an amazing offer, would we consider it? Absolutely. But those are two assets that we don't think have reached their zenith at this point. They're really performing very nicely. Obviously the trade, as you said, was terrific because the income and EBITDA for those assets is multiples of what they were when we bought them.

So it's the same answer as we have for all because we've got a number of assets where people ask us that question. And the issue is, if there's an amazing offer, then we'll look hard at it. But we do see those assets as continuing to perform very nicely. There's no supply. It's the classic, right? The best asset in the market and no supply. So while that exists, somebody would have to pay a pretty fair price to get it from us.

Chris Woronka - Deutsche Bank - Analyst

Okay, very good. Thanks.

Operator

Your next question comes from the line of Shaun Kelley, Bank of America Merrill Lynch. Please proceed.

Shaun Kelley - BofA Merrill Lynch - Analyst

One more on Austin. I'm not as familiar with the market. Is it possible to quantify the absolute magnitude of supply increase if you add up the JW Marriott and I guess it sounds like the Fairmont on the current base?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, hang on just a second, I think I've got it here. It's about 3,700 rooms. Right?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Which is about 25% of the current supply.

Shaun Kelley - BofA Merrill Lynch - Analyst

Okay. That's helpful. And then my second question would be more macro. We've heard any number of people both watching the RevPAR statistics come out every week, and then in general, I think people have been commenting more broadly on the economy that luxury is slowing and that might be some concern for the depth of the recovery at this age and stage. You guys probably see this better than anyone. My question is, how do you guys feel right now about the health of both the transient customer and what you're seeing from some of the demand statistics you see from that standpoint?

And then the recovery of group, because it does sound like your forward bookings, excluding San Francisco, are pretty good this year, it sounds like your initial signs for next year are very good. So your overall read on health of luxury right now would be great.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Obviously our results would suggest that luxury is in pretty darn good shape. I mean we just had an amazing first quarter and we had, as we went through all the statistics, group spend, out-of-room spend, ADR up 7%, occupancy up 3%. I mean the whole thing was terrific. The balance of the year, we've talked about the headwind being San Francisco and New York to some degree. So when you look at our portfolio, it's very asset specific in terms of how we perform. But overall, we would say the balance of the year -- we don't see the crazy outperformance in the balance of the year that we had in the first quarter, but very solid performance going forward.

As we said, group bookings in the next year look very good. Supply in our west coast assets, in Scottsdale, in the ski resorts is zero for all intents and purposes. We'll have the headwinds with the Moscone Center. But overall -- and you look at especially our numbers given what expansion we had last year -- you're continuing to see decent strength. So I think that the luxury business being at its “peak” is -- we're not there. I mean, that's not what we're seeing and we're not seeing particular headwinds. We don't -- when you see corporate spend like we did in the first quarter -- will corporations continue to spend like they've been spending? That's a hard thing to forecast. But profitability in these companies continues to be strong and their desire to get together in person continues to be strong. So we're pretty darn optimistic at the moment.

Shaun Kelley - BofA Merrill Lynch - Analyst
No, I think the numbers speak for themselves. So my last one would just be, and it's really just a follow up, would be obviously it didn't hurt having a couple assets in Arizona during the Super Bowl. So just for more modeling purposes than anything else, is it possible to quantify either the impact on that from a RevPAR perspective to the quarter? More importantly, how much we should be thinking about that for next year as you have to lap up a tough Super Bowl comp?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, the good news is that this is still in the high season in Scottsdale. So the high season should still be good. There'll be some -- clearly there's some fall off, right? Like there was in New York but probably -- New York it's a different part of the season, right? So we might not get the $1,000 a night for four straight nights over the weekend, but the other thing that our GMs complained about was that the golf tournament and the Super Bowl were in the same darn weekend. And they would have appreciated it -- so the rest of it was simply high season in Scottsdale. So I don't know that -- we don't have any numbers with us to what that weekend by itself created. We can try to figure that out and you can call Jon later. But overall, it shouldn't be crazy.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Well as you know in our supplemental, we give property by property stats on RevPAR growth and again, Four Seasons Troon was up 20% and the Princess was up over 17%. Now for full year, it's going to be more in the high single digits probably in those assets. So it was just an extraordinary first quarter because that's the high season in Scottsdale in any year, but again from extraordinary events that were hosted there that really pushed it.

Shaun Kelley - BofA Merrill Lynch - Analyst

Perfect. Thanks for the color.

Operator

Your next question comes from the line of Rich Hightower, Evercore ISI. Please proceed.

Rich Hightower - Evercore ISI - Analyst

A couple questions here but a lot of them have been asked and answered. But as far as the Westin St. Francis goes for the balance of the year, my understanding on the Moscone Center renovation is that it's a multi-year process. So is it fair to say that 2015 is the worst impact for that process? And then also at what point later this year do you think you'll be able to quantify transient demand picking up the slack and some of the group fall off at that hotel?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well I think this is a multiple year process, though, right? So the bad news is that's going to take a couple years to get this all done. The good news is there's still no supply and when it does get done, it should be terrific. Transient -- for us the challenge is that we don't get the group spend when the transient market is strong, but we don't get the same amount of groups, the out-of-room spend from the transient customers as we do from the group customer. And you saw that in the results for the Westin St. Francis in Q1. There was one group that came in and I think spent almost $1 million more than we thought they were going to spend. So those kinds of things are a little bit of a headwind. But overall, the market itself is quite strong.

Rich Hightower - Evercore ISI - Analyst

Okay, that's helpful. And then one quick question for Diane. I thought I heard in the prepared remarks that Lincolnshire, and correct me if I'm wrong, would be included in the borrowing base for the new credit facility. So what happens when the asset is sold which sounds like a pretty high likelihood event?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Well, yes it's in there until it's sold. Obviously, that's a relatively small value compared to the seven other unencumbered assets. So we'd still have so much cushion in the borrowing capacity, based on the eight unencumbered assets, that selling Lincolnshire really has no impact.

Rich Hightower - Evercore ISI - Analyst

Okay. So you wouldn't have to add another one to the borrowing base in that case?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

No.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No the collateral is fine.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

We're way over collateralized really for even the increased line.

Rich Hightower - Evercore ISI - Analyst

Okay, great. That's it for me. Thanks, guys.

Operator

Our next question comes from the line of Wes Golladay, RBC Capital Markets. Please proceed.

Wes Golladay - RBC Capital Markets - Analyst

Hello, everyone. Congratulations on a good quarter.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Hey, Wes, thank you.

Wes Golladay - RBC Capital Markets - Analyst

Looking at Austin, can you give us an update on what you're projecting from the demand side of the equation? Are you expecting better citywide in 2016, 2017 and 2018 as the new hotels are open? And that's it for the first one.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, long term, absolutely, we expect that. The early returns are that the city really needed this increase in supply. There was a lot of business that has been shunted off to the suburbs. So we believe that's part of what will come back into the city. So it probably takes two or three years to stabilize. But there's no question that there will be -- it will accommodate what has been great growth there.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

One of the stats we didn't share is there's only about 700 -- was only about 700 luxury rooms in Austin pre the new supply coming on. And we looked at other markets that had similar characteristics in terms of size, and it's typical that around 1,500 to 2,000 luxury rooms would be the sweet spot. So it was very under supplied in luxury, which would indicate that the luxury supply coming on is rational.

Wes Golladay - RBC Capital Markets - Analyst

Okay. Yes, that makes sense. Now looking at your strong initial group outlook for 2016, any particular group driving that pharma to financial to insurance? Is it broad based? People just lengthening their lead time? Can you give us some additional color on what's going on?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

The groups are back to historic norms, if you will. The number one is the pharma group, number two is finance. They're back.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Technology.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

And then technology would be third. And so that's the order in which we see it. And as we said in Scottsdale, going into 2016 we're seeing some very strong advanced bookings. So, so far so good.

Wes Golladay - RBC Capital Markets - Analyst

Okay. And then the last one is a quick modeling question. I think the initial outlook for Troon North was around $10 million of EBITDA, and it looks like you've made substantial progress on that in the first quarter. Do you have an updated outlook or is that just seasonality at the asset?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Yes, that asset is probably going to outperform our original 2015 underwriting by about $1 million.

Wes Golladay - RBC Capital Markets - Analyst

Okay, thanks a lot.

Operator

Our next question comes from the line of Lukas Hartwich, Green Street Advisors. Please proceed.

Lukas Hartwich - Green Street Advisors - Analyst

So most of my questions have been answered. I really just have one and that's on the weakness in New York, obviously the market’s dealing with a lot of supply right now. And I was curious if you could update us on your thoughts of maybe moving to a condo conversion or doing some opportunities with condo conversions at the Essex House?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We are exploring that in great detail. That takes some time in terms of regulatory permitting. We believe there's some potential upside to doing that on a limited basis. We are in the hotel business so we don't see that in what I would call a majority of the hotel. As you probably recognize, there is an existing condominium association that's there. So there's a limited amount of what we think is available to be converted. We are in the process of reviewing that with our partners and what the market is as a lot of that residential supply has come; we also take that into account as well. But there's a whole regulatory permitting process that you have to go through as we evaluate that and we're in the middle of it.

Lukas Hartwich - Green Street Advisors - Analyst

That's helpful. And then the KSL JV there -- I think it loses its three year put option in September. I'm curious can you give us a rough timeline of when the negotiations will be finalized, and we'll get an announcement of what's going to happen at that date?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, the date's the date. We have a good partnership and they've got that option to put it to us by September and if they choose to do, that they can do it and if not, then we remain partners in one of the great assets in New York City. So either way, we're happy to move forward.

Lukas Hartwich - Green Street Advisors - Analyst

Great, that's helpful. Thank you.

Operator

Thank you and that concludes our question-and-answer session for today. I would like to turn the conference back over to Rip Gellein for any closing comments.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you all for your time. It's obviously great fun for us to present results like this and we look forward to the balance of the year and our next opportunity to chat next quarter. Thanks for calling in.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. This does conclude the program and you may now disconnect. Everyone have a good day.